Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated March 7, 2012 on the consolidated financial statements as of December 31, 2011 and for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, of China Information Technology, Inc. and subsidiaries and our report dated March 5, 2010 on the consolidated financial statements for the year ended December 31, 2009 of China Information Technology, Inc. and subsidiaries. Such reports appear on pages F-2 and F-4, respectively, of the Annual Report on Form 10-K of China Information Technology, Inc. for the year ended December 31, 2011. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus in such Registration Statement.

/s/GHP Horwath, P.C.

GHP Horwath, P.C.
Denver, Colorado

June 20, 2012